UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2005

Radnor Holdings Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-19495	23-2674715
(Commission File Number)	(IRS Employer Identification No.)

Radnor Financial Center, Suite A300 150 Radnor Chester Road, Radnor, Pennsylvania	19087-5292
(Address of Principal Executive Offices)	(Zip Code)

(610) 341-9600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 26, 2005, Radnor Holdings Corporation (the “Company”) entered into an agreement with Tennenbaum Capital Partners, LLC (“TCP”) for TCP to provide the Company with $95 million of secured debt financing, and for two affiliates of TCP to purchase shares of the Company’s Series A Preferred Stock with an aggregate liquidation preference of $25.0 million and warrants for shares of the Company’s common stock initially equal to 8.125% of the Company’s common stock outstanding at the time of issuance.

Secured Debt Financing

The debt financing is expected to close by the end of November and is subject to customary closing conditions. The Company expects to use the net proceeds of the debt financing to: (i) redeem all of the Company’s Senior Secured Floating Rate Notes due 2009, (ii) refinance certain other existing indebtedness, and (iii) provide financing required for general capital expenditures related to manufacturing operations and working capital.

The new secured notes (the “Notes”) will mature on September 15, 2009. The Notes will bear interest at a floating rate equal to LIBOR plus 7.25% per year. Interest on the Notes will be reset and paid quarterly.

The Notes will be senior secured obligations, ranking equally in right of payment with all of the Company’s existing and future senior debt and ranking senior in right of payment to all of the Company’s future subordinated debt. The Notes will be guaranteed by all of the Company’s domestic restricted subsidiaries, which include all of the Company’s domestic operating subsidiaries. The Notes will be secured by a first priority lien on collateral that will include all of the collateral currently securing the Company’s outstanding secured notes and certain additional machinery and equipment in the U.S. The Notes will be redeemable at the option of the Company at 102% of their face amount, reducing over time to 100%, plus accrued and unpaid interest. If a change of control occurs, the Company will be required to give holders of the Notes the opportunity to sell their Notes to the Company at the greater of the redemption price then in effect and 101% of their face amount, plus accrued and unpaid interest. The Company expects that the Notes will be subject to customary covenants and events of default.

Issuance of Series A Preferred Stock and Warrants

On October 27, 2005, the Company entered into a Purchase Agreement pursuant to which the Company sold shares of its Series A Convertible Preferred Stock (“Series A Preferred Stock”) with an aggregate liquidation preference of $25.0 million and seven-year detachable warrants to two affiliates of TCP (the “Investors”) for an aggregate offering price of approximately $24.6 million. The warrants, which were fully exercisable upon issuance, provide for the purchase of (A) shares of the Company’s voting common stock, initially equal to 8.125% of the outstanding shares thereof calculated as of October 27, 2005, and (B) shares of the Company’s nonvoting common stock, initially equal to 8.125% of the sum of the Company’s outstanding nonvoting common stock and class B nonvoting common stock calculated as of October 27, 2005, in each case calculated on a fully diluted basis and subject to adjustment pursuant to the terms of the warrants. In connection with the sale, the Company paid aggregate placement agent fees of approximately $1.0 million. After paying fees and expenses incurred in connection with the offering, the Company applied the net cash proceeds from the sale of the Series A Preferred Stock and the warrants to reduce borrowings under its domestic revolving credit facility.

In connection with the issuance of the Series A Preferred Stock, the Company filed a Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) on October 27, 2005 setting forth the terms of the Series A Preferred Stock. Under the Certificate of Designations, each share of Series A Preferred Stock will be automatically converted into shares of the Company’s voting common stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement covering the offer and sale of shares of voting common stock for the account of the Company to the public from which the Company receives gross proceeds of at least $50.0 million (a “Qualifying IPO”). The number of shares of voting common stock issuable upon conversion of each share of Series A Preferred Stock will be calculated by dividing the then-applicable liquidation preference with respect to such share by the price per share at which shares of voting common stock are sold to the public in the Qualifying IPO, after deducting underwriters’ commissions and discounts.

Subject to adjustment as provided in the Certificate of Designations, in the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to the original purchase price per share. This liquidation preference per share will be adjusted upward at the rate of 8% per annum from the date of original issuance of each such share, compounded quarterly. The Company is restricted from declaring or paying any dividends on its common stock as long as any share of the Series A Preferred Stock remains outstanding. The Series A Preferred Stock is redeemable at the option of the holder or the Company at any time after March 31, 2010 at a price equal to the then applicable liquidation preference per share.

Without the consent of the holders of a majority of the Series A Preferred Stock, the Company may not repurchase or redeem certain of its capital stock or take certain specified actions that affect the rights of the holders of the Series A Preferred Stock. In addition, without the consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, the Company may not: (a) increase or decrease the authorized number of shares of Series A Preferred Stock; (b) create any new class or series of Preferred Stock with rights, preferences or privileges that are superior to or on parity with the Series A Preferred Stock, or issue any securities convertible into or exchangeable for securities with rights, preferences or privileges that are superior to or on parity with the Series A Preferred Stock; or (c) amend the provisions in the Certificate of Designations relating to voting rights.

In connection with the sale of the Series A Preferred Stock and the warrants, the Company and two of its controlling stockholders entered into an Investor Rights Agreement pursuant to which the Company granted the holders of the Series A Preferred Stock and the warrants certain demand and piggy-back registration rights.

Under the Investor Rights Agreement, for as long as at least $12.5 million aggregate liquidation preference of the Series A Preferred Stock remains outstanding, the holders of the Series A Preferred Stock are entitled to appoint one representative to serve on the Company’s Board of Directors and one representative to observe meetings of the Board and its committees and receive all information circulated to the Board and its committees. If the Company does not meet a specified financial performance benchmark in fiscal 2006, the Investors have the right to appoint additional Board members such that their designees constitute 40% of the members of the Board until the earlier of such time as (i) the aggregate liquidation preference of the Series A Preferred Stock is less than $12.5 million and (ii) the Company meets the performance benchmark in a subsequent fiscal year.

The Investor Rights Agreement includes certain prohibitions on transactions with affiliates that are comparable to the restrictions in the indentures governing the Company’s outstanding senior notes. For as long as at least $5.0 million aggregate liquidation preference of the Series A Preferred Stock remains outstanding, the Company must obtain the consent of the holders of 50% of the then outstanding Series A Preferred Stock to take certain actions, including the sale of all or substantially all of the assets of the

Company or certain mergers or consolidations, unless, in either case, the holders of the Series A Preferred Stock would receive the full amount to which they are entitled upon liquidation of the Company under the Certificate of Designations in cash or cash equivalents. The Company has also granted certain preemptive and tag-along rights to the holders of Series A Preferred Stock, and was granted drag-along rights, under the Investor Rights Agreement.

The shares of Series A Preferred Stock and warrants were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 because, among other things, the transaction did not involve a public offering, the Investors were accredited investors, the Investors had access to information about the Company and their investment, the Investors took the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities.

Amendment to Domestic Revolving Credit Facility

On October 27, 2005, the Company amended its domestic revolving credit facility with its bank lenders. The amendment makes inapplicable the minimum fixed charge coverage ratio and the funded indebtedness to earnings before interest, taxes, depreciation and amortization ratio for the period ended September 30, 2005 and eliminates going forward the requirement for a ratio of funded indebtedness to earnings before interest, taxes, depreciation and amortization. In addition, upon the earlier of December 15, 2005 and the closing of the $95 million of secured debt financing, in the event that undrawn availability falls below a specified threshold and is not thereafter restored above the specified threshold for a period of 30 consecutive days, the Company must maintain a minimum fixed charge coverage ratio of .70 to 1.00 for the quarter ending December 31, 2005 and increasing over time thereafter to 1.15 to 1.00 for the quarter ending March 31, 2007 and for each quarter thereafter.

Kennedy Employment Agreement

On October 27, 2005, the Company entered into an employment agreement with Michael T. Kennedy, the Company’s President and Chief Executive Officer. The agreement, which is for an initial five-year term (subject to possible one-year renewals after this five-year period), provides for an annual base salary of not less than $2.0 million commencing January 1, 2006. Effective upon the completion of a Qualifying IPO, the base salary will be reduced, on a prospective annual basis, to $1.0 million. For calendar year 2005, Mr. Kennedy is eligible to receive an annual bonus in accordance with the 2005 CEO Bonus Plan, which is described more fully in Item 11 to the Company’s Form 10-K for the year ended December 31, 2004. All bonuses payable during, or in respect of, the employment term for calendar year 2006 and thereafter will be determined by the Company’s compensation committee based upon reasonable performance criteria established by the committee, with 80% of such bonus being based upon financial goals and 20% of such bonus being based upon subjective criteria. The compensation committee will have the right to elect whether to pay any bonus that may become payable in the form of cash or shares of the Company’s common stock. For calendar year 2006 and all subsequent years, Mr. Kennedy is eligible for a target bonus equal to not less than 100% of his base salary. Following the completion of a Qualifying IPO, the target bonus will be not less than 200% of base salary (prorated for the calendar year in which the Qualifying IPO occurs), subject to approval by the compensation committee. Mr. Kennedy is eligible to receive equity grants (including, without limitation, restricted stock and stock options) in such form and amount and on such terms as the compensation committee determines. Mr. Kennedy is also eligible to participate in all of the Company’s employee benefits (including retirement, health and fringe benefits) made available generally to other officers and key employees and to such other benefits provided to him in accordance with past practice.

Under the employment agreement, Mr. Kennedy’s employment may be terminated with or without “cause” by the Company at any time. In the event that the Company terminates Mr. Kennedy’s employment other than “for cause” or Mr. Kennedy terminates for “good reason” (as such terms are defined in the agreement), the Company will be obligated to provide severance pay equal to two times his then current annual base salary and bonus amount and two years’ health insurance continuation. The severance benefits increase to three times annual base salary and bonus and the health insurance continuation extends to three years in the event the qualifying termination occurs within two years following a “change of control of the Company” (as such terms are defined in the agreement). The agreement also provides that, upon a change of control, (i) Mr. Kennedy will have the right to resign during a 60-day period following the first anniversary of the date of the change of control and receive the severance pay and benefits that would otherwise be provided if his employment were terminated other than “for cause” and (ii) Mr. Kennedy will be entitled to receive a tax “gross-up” payment to fully offset any excise taxes incurred if the after-tax benefit to Mr. Kennedy of the gross-up is at least 10% greater than the after-tax benefit that Mr. Kennedy would receive if he were cut back to the maximum amount that could be paid to him without incurring any such excise taxes. The employment agreement also contains customary post-employment restrictive covenants in connection with Mr. Kennedy’s ability to compete and to solicit the Company’s customers and employees. The Company has also agreed to enter into a Registration Rights Agreement with Mr. Kennedy granting certain demand and piggy-back registration rights.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the Employment Agreement described under Item 1.01, the Company and Michael T. Kennedy terminated the Employment Agreement dated November 20, 2003, as amended by a First Amendment to Employment Agreement, dated December 15, 2003, which was to be effective upon the closing of an initial public offering of shares of the Company’s common stock.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 28, 2005, pursuant to the indenture (the “Indenture”) dated as of April 27, 2004 among the Company, certain subsidiary guarantors and Wachovia Bank, National Association, as trustee (the “Trustee”), relating to its Senior Secured Floating Rate Notes due 2009 (the “Senior Secured Notes”), the Trustee notified the holders of the Senior Secured Notes that on November 29, 2005 (the “Redemption Date”), the Company will redeem all outstanding principal amount of the Senior Secured Notes (as of October 31, 2005, $70 million). The redemption price will be 102.00% of the principal amount outstanding, plus accrued but unpaid interest to the Redemption Date. The redemption of the Senior Secured Notes is subject to completion by the Company of the $95 million secured debt financing (the “Condition”). In the Company’s discretion, the Redemption Date may be delayed until such time as the Condition is satisfied, or such redemption may not occur and the redemption notice may be rescinded in the event that the Condition is not satisfied by the Redemption Date as stated in the notice, or by the Redemption Date as so delayed.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure provided under Item 1.01 of this current report regarding the sale of Series A Preferred Stock and warrants is incorporated by reference herein.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure provided under Item 1.01 of this current report regarding the Certificate of Designations for the Series A Preferred Stock is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADNOR HOLDINGS CORPORATION

Dated: November 1, 2005	By:	/S/ MICHAEL T. KENNEDY
Michael T. Kennedy
President and Chief Executive Officer